EXHIBIT 99.2

             EXPRESS SCRIPTS REPORTS STRONG FOURTH QUARTER EARNINGS;
                      $139 MILLION OF CASH FROM OPERATIONS

ST. LOUIS, FEBRUARY 12, 2003--Express Scripts, Inc. (Nasdaq: ESRX) announced net income of $56.7 million, or $0.72 per diluted share for the fourth quarter, and $202.8 million, or $2.55 per diluted share for 2002. This compares with net income of $40.9 million, or $0.52 per diluted share for the fourth quarter of 2001, and $151.0 million, or $1.89 per diluted share for 2001, excluding the amortization of goodwill. This represents increases of 38 percent and 35 percent in per share amounts for the fourth quarter and full-year 2002, respectively. Results for 2002 include extraordinary losses on the early retirement of debt of $0.01 per diluted share.

         Express Scripts generated $139.0 million of cash flow from operations in the fourth quarter compared with $112.9 million in the same quarter last year. During the quarter, the company repurchased 722,000 shares of common stock for $40.3 million, and to date, Express Scripts has repurchased 5.8 million shares under its share repurchase program, which was expanded to 10 million shares during 2002. Express Scripts also repaid $55.0 million of debt during the fourth quarter, and early in February 2003, repaid an additional $25.0 million. For the full year, Express Scripts generated $426.0 million of cash flow from operations compared to $281.0 million in 2001.

         "By all measures, 2002 was another outstanding year, not only in terms of our strong financial performance, but also from our success in making prescription drugs more affordable for our clients and their members," stated Barrett Toan, chairman and chief executive officer. "As we look forward to 2003 and beyond, our efforts will focus on making the prescription process safer through physician connectivity, and more affordable through greater use of generic drugs, increased mail pharmacy delivery, improved formulary compliance with low-cost brand drugs, and better management of specialty drugs."

STRONG OPERATING RESULTS

         Revenues for the fourth quarter of 2002 were $3.6 billion, a 38 percent increase over $2.6 billion for the same quarter last year. This year-to-year increase is due primarily to increased rates of utilization of prescription drugs by members, the acquisition of National Prescription Administrators, Inc.
(NPA), and drug price inflation. Revenues for 2002 were $13.2 billion, a 41 percent increase over last year.

         Mail pharmacy prescriptions increased to 7.1 million during the fourth quarter of 2002, a 25 percent increase compared with the same quarter last year. In addition, specialty distribution claims in the fourth quarter increased to
0.9 million, a 49 percent increase over last year's fourth quarter. Network pharmacy claims processed in the fourth quarter were 94.3 million, an 18 percent increase over the fourth quarter of 2001.

         For 2002, mail pharmacy prescriptions increased to 27.2 million, a 33 percent increase over 2001. Specialty distribution claims for the year totaled
3.1 million, a 63 percent increase over last year. Network pharmacy claims processed in 2002 were 354.9 million, a 21 percent increase over 2001.

         For the fourth quarter, generic drugs reached an all-time high of 45.9 percent of total prescriptions compared to 41.7 percent for the same quarter last year. For 2002, generic drugs comprised 44.2 percent of all prescriptions compared to 41.1 percent for 2001.

         Increased mail penetration and higher levels of generic utilization have had a positive impact on the profitability per claim. EBITDA per adjusted claim was $1.05 for the fourth quarter of 2002, a 21 percent increase over the fourth quarter of 2001. For 2002, EBITDA per adjusted claim was $1.03, a 17 percent increase over 2001.

         Express Scripts continuously explores the use of emerging technologies to improve the operational and administrative support functions of providing the pharmacy benefit. Several projects designed to promote member, client and physician connectivity, enhance the adjudication process and improve the overall delivery of the pharmacy benefit were initiated during recent months. As a result of our continuing review of the useful lives of fixed assets supporting our business processes, we reduced the estimated useful lives of existing systems due to the progress in implementing new technologies. Accordingly, depreciation expense increased during the fourth quarter by approximately $6.5 million.

         The company established the Express Scripts Foundation, an independent charitable foundation, in 2001. During 2002, Express Scripts recorded charitable contributions of approximately $13.75 million in selling, general and administrative expenses, the majority of which were contributed to the Foundation.

2003 EARNINGS GUIDANCE

         Express Scripts enjoyed a strong selling season for new business. As a result, the company expects 2003 revenue growth of approximately 20 percent; about one-half of this growth is due to new business.

         The company believes its 2003 diluted earnings per share will be in the $3.15 to $3.20 range. Financial performance for 2003 will be dependent, among other things, on mail pharmacy prescription volume, generic utilization, growth in specialty distribution services, and the successful integration of NPA.

EXPRESS SCRIPTS ENTERS AGREEMENT WITH MANAGED PHARMACY BENEFITS, INC.

         On December 19, 2002, Express Scripts entered into an agreement with Managed Pharmacy Benefits, Inc. (MPB) under which Express Scripts acquired certain assets from MPB for approximately $14.0 million, and entered into an outsourcing arrangement with respect to MPB's operations. MPB is a St. Louis-based pharmacy benefit manager and subsidiary of Medicine Shoppe International, Inc., a franchisor of apothecary-style retail pharmacies, owned by Cardinal Health, Inc. MPB processes approximately 6.0 million retail claims and 85,000 mail order claims annually. This transaction is expected to be neutral to earnings in 2003, and be slightly accretive in 2004.

TEMPE, ARIZONA MAIL PHARMACY EXPANSION

         Express Scripts was awarded a 5-year contract with the U.S. Department of Defense under the TRICARE Management Activity to provide mail pharmacy services to nearly 9 million beneficiaries beginning in March 2003. To support this contract and other mail growth, the company is building a new facility in Tempe, Arizona to accommodate the additional workforce and the equipment for pharmacy and mail order fulfillment. For the fourth quarter capital expenditures increased to $28.8 million compared to $20.5 million for the same quarter last year, mainly as a result of the expansion in the company's Tempe facilities.

EXPRESS SCRIPTS RECOGNIZED FOR CONSISTENT FINANCIAL PERFORMANCE

         For the fourth year in a row, Express Scripts was included in the Forbes Platinum 400 list, which is made up of the "best big companies in America," according to Forbes Magazine. Companies earn a place on the list based on a composite score for sales and earnings growth and return on capital. On the recently released 2002 list, the company moved up one place in rank - from 23 to 22, and placed first in the business services sector for 5-year average growth in sales and earnings per share.

OTHER MATTERS

         As part of the SEC's review of Fortune 500 company filings, Express Scripts has received a comment letter from the SEC pertaining to previous filings. All but one of the issues relate to disclosure and reclassification matters, and none of the issues raised in the letter would affect the company's results of operations (which include gross profit, EBITDA and net income) or the balance sheet and statement of cash flows. One revenue recognition issue was raised in the letter, whether the company should include in revenue copayments paid by individual members to retail pharmacies for prescriptions filled in the company's retail networks. As previously disclosed in its periodic filings with the SEC, the company does not include retail copayments in its revenue. If the company were to include retail copayments in its revenue, it would result in an increase in reported revenue for 2002 and 2001 which the company estimates would be in a range of from 15 to 30 percent. Cost of revenue would increase by an amount equal to the increase in revenue, so the company's results of operations, which include gross profit, EBITDA and net income, the balance sheet, and the statement of cash flows would not be affected. The company is in discussions with the SEC about the issues raised in the comment letter.

CONFERENCE CALL

         Express Scripts will hold an investor conference call on February 13, 2003 at 7:30 a.m. CST (8:30 a.m. EST) to discuss its fourth quarter 2002 earnings. The call will be broadcast live as well as replayed through the Internet. The webcast can be accessed through the Investor Relations section of Express Scripts' website at HTTP://WWW.EXPRESS-SCRIPTS.COM .

         Express Scripts, Inc. is one of the largest pharmacy benefit management
(PBM) companies in North America providing PBM services to over 50 million members through facilities in eight states and Canada. Express Scripts serves thousands of client groups, including managed care organizations, insurance carriers, third-party administrators, employers and union-sponsored benefit plans.

         Express Scripts provides integrated PBM services, including network pharmacy claims processing, mail pharmacy services, benefit design consultation, drug utilization review, formulary management, disease management, medical and drug data analysis services, medical information management services and informed decision counseling services through its Express Health Line SM division. The company also provides distribution services for specialty pharmaceuticals through its Specialty Distribution subsidiary and sample accountability services through its Phoenix subsidiary. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at HTTP://WWW.EXPRESS-SCRIPTS.COM, which includes expanded investor information and resources.

SAFE HARBOR STATEMENT

     This press release contains forward-looking statements, including, but not limited to, statements related to the company's plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:

o risks associated with our acquisitions of Phoenix Marketing Group (Holdings), Inc. and NPA, including integration risks and costs, risks of client retention and repricing of client contracts, and risks associated with the operations of acquired businesses
o risks associated with our ability to maintain internal growth rates, or to control operating or capital costs
o continued pressure on margins resulting from client demands for lower prices, enhanced service offerings and/or higher service levels, and the possible termination of, or unfavorable modification to, contracts with key clients or providers
o competition in the PBM industry, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers
o adverse results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations, such as privacy regulations under the Health Insurance Portability and Accountability Act (HIPAA)), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations

o increased compliance risks relating to our contracts with the Department of Defense Tricare Plan and various state governments
o risks arising from investigations of certain PBM practices and pharmaceutical pricing, marketing and distribution practices currently being conducted by the U.S. Attorney offices in Philadelphia and Boston and other regulatory agencies
o the possible loss, or adverse modification of the terms, of our relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers
o    adverse results in litigation
o risks associated with the use and protection of the intellectual property we use in our business
o risks associated with our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements
o risks associated with our ability to continue to develop new products, services and delivery channels
o general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs
o uncertainties regarding the implementation and the ultimate terms of proposed government initiatives, including a Medicare prescription drug benefit
o increase in credit risk relative to our clients due to adverse economic trends
o risks associated with our inability to attract and retain qualified personnel
o other risks described from time to time in our filings with the Securities and Exchange Commission

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FINANCIAL TABLES FOLLOW

                              EXPRESS SCRIPTS, INC.

                 UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
                      (in thousands, except per share data)

                                                              THREE MONTHS ENDED                    YEAR ENDED
                                                                 DECEMBER 31,                      DECEMBER 31,
                                                      ----------------------------------   ------------------------------
                                                           2002              2001              2002             2001
                                                      ---------------   ----------------   --------------   -------------
Revenues                                                 $ 3,609,479        $ 2,609,647     $ 13,187,384     $ 9,328,782
Cost of revenues                                           3,384,284          2,453,415       12,363,966       8,732,914
                                                      ---------------   ----------------   --------------   -------------
Gross profit (1)                                             225,195            156,232          823,418         595,868
Selling, general and administrative (1)                      121,832             92,081          451,692         358,691
                                                      ---------------   ----------------   --------------   -------------
Operating income                                             103,363             64,151          371,726         237,177
                                                      ---------------   ----------------   --------------   -------------
Other (expense) income :
   Undistributed loss from joint venture                      (1,255)              (741)          (4,549)         (1,834)
   Interest income                                               946              1,599            4,716           7,120
   Interest expense                                          (10,700)            (8,029)         (42,235)        (34,219)
                                                      ---------------   ----------------   --------------   -------------
                                                             (11,009)            (7,171)         (42,068)        (28,933)
                                                      ---------------   ----------------   --------------   -------------
Income before income taxes                                    92,354             56,980          329,658         208,244
Provision for income taxes                                    35,097             22,794          125,795          83,172
                                                      ---------------   ----------------   --------------   -------------
Income before extraordinary items                             57,257             34,186          203,863         125,072
Extraordinary items, net of taxes                               (532)                 -           (1,027)           (372)
                                                      ---------------   ----------------   --------------   -------------
Net income                                                $   56,725        $    34,186     $    202,836     $   124,700
                                                      ===============   ================   ==============   =============

Basic earnings per share (2):
  Before extraordinary items                              $     0.74        $      0.44     $       2.61     $      1.60
  Extraordinary items                                          (0.01)                 -            (0.01)              -
                                                      ---------------   ----------------   --------------   -------------
  Net income                                              $     0.73        $      0.44     $       2.60     $      1.60
                                                      ===============   ================   ==============   =============

Weighted average number of common shares
  outstanding during the period - basic (2)                   77,584             77,478           77,866          77,857
                                                      ===============   ================   ==============   =============

Diluted earnings per share (2):
  Before extraordinary items                              $     0.72        $      0.43     $       2.56     $      1.56
  Extraordinary items                                              -                  -            (0.01)              -
                                                      ---------------   ----------------   --------------   -------------
  Net income                                              $     0.72        $      0.43     $       2.55     $      1.56
                                                      ===============   ================   ==============   =============

Weighted average number of common shares
  outstanding during the period - diluted (2)                 79,255             79,185           79,667          79,827
                                                      ===============   ================   ==============   =============


  Reconciliation of prior year under FAS 142
     Goodwill amortization, net of tax                                      $     6,674                      $    26,299
     Net income before extraordinary items                                  $    40,860                      $   151,371
     Extraordinary items, net of tax                                        $         -                      $      (372)
     Net income                                                             $    40,860                      $   150,999
     Net income before extraordinary items per share:
         Basic                                                              $      0.53                      $      1.94
         Diluted                                                            $      0.52                      $      1.89
     Net income per share:
         Basic                                                              $      0.53                      $      1.94
         Diluted                                                            $      0.52                      $      1.89

EBITDA (3)                                                $  122,425        $    84,569     $    453,764     $   315,358
                                                      ===============   ================   ==============   =============

SEE NOTES TO UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

                              EXPRESS SCRIPTS, INC.

             NOTES TO UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
                                 (in thousands)




(1) Includes depreciation and amortization expense of:

                                         3 MONTHS ENDED           YEAR ENDED
                                           DECEMBER 31,          DECEMBER 31,
                                      ------------------------------------------
                                         2002        2001       2002      2001
                                      ---------   --------   ---------  --------
Gross profit                           $  6,233   $  3,947    $ 25,399  $ 14,429
Selling, general and administrative    $ 12,829   $ 16,471    $ 56,639  $ 63,752


(2) Earnings per share and weighted average shares outstanding have been restated to reflect the two-for-one stock split effective June 22, 2001.


(3) EBITDA is earnings before other income (expense), taxes, depreciation and amortization, or operating income plus depreciation and amortization.


                                         3 MONTHS ENDED           YEAR ENDED
                                           DECEMBER 31,          DECEMBER 31,
                                      ------------------------------------------
                                         2002        2001       2002      2001
                                      ---------   --------   ---------  --------
Operating Income                       $103,363   $ 64,151    $371,726  $237,177
Depreciation and amortization            19,062     20,418      82,038    78,181
                                      ---------   --------   ---------  --------
EBITDA                                 $122,425   $ 84,569    $453,764  $315,358
                                      =========   ========   =========  ========

EBITDA is presented because it is a widely accepted indicator of a company's ability to incur and service indebtedness. EBITDA, however, should not be considered as an alternative to net income, as a measure of operating performance, as an alternative to cash flow or a measure of liquidity. In addition, our calculation of EBITDA may not be identical to that used by other companies.

EBITDA in prior periods was restated to conform with the current quarter's presentation. The prior periods were adjusted to exclude from depreciation and amortization the amortization of prepaid client discounts. For 2002 and 2001, this amounted to $4.8 million and $1.9 million, respectively.

                              EXPRESS SCRIPTS, INC.

                      UNAUDITED CONSOLIDATED BALANCE SHEET
                                 (in thousands)

                                                  DECEMBER 31,      DECEMBER 31,
                                                      2002             2001
                                                  ------------      ------------
ASSETS
Current assets
  Cash and cash equivalents                       $   190,654       $   177,715
  Receivables, net                                    988,544           883,827
  Inventories                                         160,483           122,375
  Other current assets                                 54,140            29,286
                                                  ------------      ------------
    Total current assets                            1,393,821         1,213,203

Property and equipment, net                           168,973           165,263
Goodwill, net                                       1,378,436           942,280
Other intangible assets, net                          251,111           165,349
Other assets                                           14,651            14,150
                                                  ------------      ------------
Total assets                                      $ 3,206,992       $ 2,500,245
                                                  ============      ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Claims and rebate payable                       $ 1,084,906       $   910,360
  Other current liabilities                           455,601           335,257
  Current maturities of long term debt                  3,250                 -
                                                  ------------      ------------
    Total current liabilities                       1,543,757         1,245,617

Long-term debt                                        562,556           346,119
Other long-term liabilities                            97,824            76,512
                                                  ------------      ------------
    Total liabilities                               2,204,137         1,668,248

Total stockholders' equity                          1,002,855           831,997
                                                  ------------      ------------
Total liabilities and stockholders' equity        $ 3,206,992       $ 2,500,245
                                                  ============      ============

                              EXPRESS SCRIPTS, INC.
            UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)


                                                    YEAR ENDED DECEMBER 31,
                                              ----------------------------------
                                                   2002                2001
                                              ---------------    ---------------

Cash flow from operating activities:
Net income                                     $     202,836      $     124,700
Adjustments to reconcile net income to
  net cash provided by operating activities:
    Depreciation and amortization                     82,038             78,181
    Other                                            141,096             78,109
                                              ---------------    ---------------
Net cash provided by operating activities:           425,970            280,990
                                              ---------------    ---------------

Cash flows from investing and financing
 activities:
    Purchases of property and equipment              (61,303)           (57,286)
    Acquisitions and joint venture                  (487,982)           (20,265)
    Treasury stock acquired                         (107,121)           (54,463)
    Repayment of long-term debt                     (205,000)           (50,000)
    Proceeds from long-term debt                     425,000                  -
    Other                                             23,375             25,535
                                              ---------------    ---------------
Net cash used in investing and
 financing activities                               (413,031)          (156,479)
                                              ---------------    ---------------

Net increase in cash and
 cash equivalents                                     12,939            124,511

Cash and cash equivalents at beginning
 of period                                           177,715             53,204
                                              ---------------    ---------------

Cash and cash equivalents at end
 of period                                     $     190,654      $     177,715
                                              ===============    ===============

                              EXPRESS SCRIPTS, INC.
                                     TABLE 1
                         UNAUDITED OPERATING STATISTICS
                        (in thousands, except per claim)


                                                3 MONTHS       3 MONTHS     3 MONTHS      3 MONTHS        3 MONTHS
                                                  ENDED          ENDED        ENDED         ENDED           ENDED
                                               12/31/2002     09/30/2002   06/30/2002    03/31/2002      12/31/2001
                                               ----------     ----------    ----------   ----------      ----------
REVENUE DETAIL
PBM revenues (1)                               $ 3,560,705   $ 3,382,600   $3,360,382   $ 2,720,200     $ 2,590,515(2)
Non-PBM revenues                                    48,774        43,598       42,256        28,869          19,132
                                               ----------     ----------    ----------   ----------      ----------
Total revenues                                 $ 3,609,479   $ 3,426,198   $3,402,638   $ 2,749,069     $ 2,609,647
                                              ============   ============  ===========  ============    ===========

PER CLAIM
Network revenue/claim                          $     26.85   $     26.89   $    26.05   $     23.95     $     23.40
Mail revenue/claim                             $    142.76   $    139.50   $   137.87   $    130.91     $    123.75

CLAIMS DETAIL
Network (3)                                         94,289        88,869       91,610        80,112          79,967
SDS                                                    863           794          759           666             581
Mail                                                 7,128         7,036        6,967         6,039           5,714
                                               ----------     ----------    ----------   ----------      ----------
Total claims                                       102,280        96,699       99,336        86,817          86,262
                                              ============   ============  ===========  ============    ===========
Adjusted claims (4)                                116,536       110,771      113,270        98,895          97,690
                                              ============   ============  ===========  ============    ===========

MARGIN ANALYSIS
Gross profit margin                                    6.2%          6.2%         6.2%          6.4%(9)         6.0%
EBITDA margin                                          3.4%          3.2%         3.3%          3.9%(9)         3.2%

PER ADJUSTED CLAIM
Gross profit                                    $     1.93    $     1.91   $      1.87   $      1.77(9)  $     1.60
EBITDA                                              $ 1.05    $     1.00   $      1.00   $      1.08(9)  $     0.87



                  SEE NOTES TO UNAUDITED OPERATING STATISTICS


                             SELECTED RATIO ANALYSIS
                                     TABLE 2


                                                AS OF           AS OF        AS OF         AS OF           AS OF
                                              12/31/2002     09/30/2002    06/30/2002   03/31/2002      12/31/2001
                                              ----------     ----------    ----------   ----------      ----------
Debt to EBITDA ratio (5)                            1.2x          1.5x           1.8x        1.0x             1.1x
EBITDA interest coverage (6)                       10.7x         10.5x          10.6x       10.5x             9.2x
Operating cash flow interest coverage (7)          10.1x         10.1x          10.5x        7.7x             8.2x
Debt to capitalization (8)                         36.1%         39.0%          42.8%       28.3%            29.4%

                              EXPRESS SCRIPTS, INC.

                                      NOTES


UNAUDITED OPERATING STATISTICS (excludes non-recurring items)

(1) Our PBM revenues generally include administrative fees, dispensing fees and ingredient costs of pharmaceuticals dispensed from retail pharmacies included in one of our networks or from one of our mail pharmacies, and the associated costs are recorded in cost of revenues (the Gross Basis). Where we only administer the contracts between our clients and the clients' retail pharmacy networks we record as revenues only the administrative fee we received from our activities (the Net Basis).

(2) This increase primarily reflects higher utilization of prescription drugs, the acquisition of NPA in April 2002 and drug price inflation.

(3) Network claims exclude drug formulary only claims where we only administer the clients formulary and approx. 0.5 million manual claims per quarter.


(4) Adjusted claims represent network claims and specialty distribution claims plus mail claims, which are multiplied by 3, as mail claims are typically 90 day scripts and network claims are generally 30 day scripts.

(5) Represents debt as of the balance sheet date divided by EBITDA for the twelve months ended

(6) Represents EBITDA for the twelve months ended divided by interest for the twelve months ended

(7) Represents Operating Cash Flow for the twelve months ended divided by interest for the twelve months ended

(8) Represents debt divided by the total of debt and stockholders equity

(9) Includes a non-recurring item pertaining to the elimination of a contract pricing reserve which resulted in an increase in gross profit of $15 million. Excluding this one-time item, gross profit and EBITDA per adjusted claim is $1.62 and $0.93, respectively.